Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of The Macerich Property Management Company 401(k) Profit Sharing Plan:

We consent to the incorporation by reference in the registration statements (File Nos. 333-69995 and 333-186916) on Form S-8 of The Macerich Company of our report dated June 22, 2016, with respect to the Statements of Net Assets Available for Benefits of The Macerich Property Management Company 401(k) Profit Sharing Plan as of December 31, 2015 and 2014, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2015, and the supplemental schedule of schedule H, line 4i — Schedule of Assets (Held at Year-end) as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of The Macerich Property Management Company 401(k) Profit Sharing Plan.

/s/ Windes, Inc.

Long Beach, California
June 22, 2016